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                                   EXHIBIT 13.


                      FORM OF SHARE SUBSCRIPTION AGREEMENT
                        BY AND BETWEEN THE HOLLAND TRUST
                         AND HOLLAND CAPITAL MANAGEMENT









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                                     FORM OF

                          SHARE SUBSCRIPTION AGREEMENT

     THIS AGREEMENT is by and between Holland Capital Management, L.P. ("Investment Manager") and the Holland Trust (the "Trust"), a business trust organized and existing under and by virtue of the laws of the State of Delaware.

     In consideration of the mutual promises set forth herein, the parties agree as follows:

     1. The Trust agrees to sell to the Investment Manager and the Investment Manager hereby subscribes to purchase 10,000 shares (the "Shares") of the Growth Fund Series of the Trust's shares of beneficial interest, with a par value of $.01 per share, at a price of ten dollars ($10.00) per Share.

     2. The Investment Manager agrees to pay $100,000 for such Shares at the time of their issuance, which shall occur upon call of the President of the Trust at any time on or before the effective date of the Trust's Registration Statement filed by the Trust on Form N-1A with the Securities and Exchange Commission.

     3. The Investment Manager acknowledges that the Shares have not been, and will not be, registered under any state or federal securities laws and that, therefore, the Trust is relying on certain exemptions therein from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Shares. The Investment Manager also understands that any resale of the Shares, or any part thereof, may be subject to restrictions under state and federal securities laws, and that the Investment Manager may be required to bear the economic risk of any investment in the Shares for an indefinite period of time.

     4. The Investment Manager represents and warrants that it is acquiring the Shares solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Shares or any part thereof.

     5. The Investment Manager agrees that it will not sell or dispose of the Shares or any part thereof unless the Registration Statement with respect to such Shares is then in effect under the Securities Act of 1933 and under any applicable state securities laws.

     6. The Investment Manager further agrees to withdraw any request to redeem any of the Shares to the extent the Trust informs the undersigned that the effect of such redemption could be to reduce the net worth of the Trust below $50,000.




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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this ___ day of ___________, 1996.


                                   HCM INVESTMENTS, INC.


                                   By:_________________________________________

                                      Louis A. Holland
                                      President, Treasurer & Director




                                   THE HOLLAND TRUST


                                   By:_________________________________________

                                      Louis A. Holland
                                      President & Chairman of the Board